February 25, 2021

The Advisors’ Inner Circle Fund II

1 Freedom Valley Drive

Oaks, PA 19456

Enclosed are our manually signed reports dated February 25, 2021 for use in the Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies on Form N-17f-2 relating to the funds outlined in Attachment A (the “Funds”).

Our manually signed reports serve to authorize the use of our name on our reports in the electronic filing of the Fund’s Form N -17f-2 with the SEC.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Attachment A

Hancock Horizon Funds	Period
Hancock Horizon Louisiana Tax-Free Income Fund	9/30/20 - 12/31/20
Hancock Horizon Mississippi Tax-Free Income Fund	9/30/20 - 12/31/20
Hancock Horizon Diversified Income Fund	9/30/20 - 12/31/20
Hancock Horizon Burkenroad Small Cap Fund	9/30/20 - 12/31/20
Hancock Horizon Diversified International Fund	9/30/20 - 12/31/20
Hancock Horizon Dynamic Asset Allocation Fund	9/30/20 - 12/31/20
Hancock Horizon International Small Cap Fund	9/30/20 - 12/31/20
Hancock Horizon Microcap Fund	9/30/20 - 12/31/20

                                 Report of Independent Accountants

To the Board of Trustees of The Advisors’ Inner Circle Fund II and Shareholders of Hancock Horizon Burkenroad Small Cap Fund, Hancock Horizon Diversified Income Fund, Hancock Horizon Diversified International Fund, Hancock Horizon Dynamic Asset Allocation Fund, Hancock Horizon International Small Cap Fund, Hancock Horizon Louisiana Tax-Free Income Fund, Hancock Horizon Microcap Fund, and Hancock Horizon Mississippi Tax-Free Income Fund

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the funds listed within Attachment A (the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of December 31, 2020. The Funds’ management is responsible for its assertion and the Funds’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Funds’ compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Funds’ compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2020, and with respect to agreement of security purchases and sales, for the periods noted within Attachment A:

-	Confirmation of all securities maintained by Hancock Bank (the “Custodian”), without prior notice to management;

-	Confirmation of all securities held in book entry form by Bank of New York Mellon (“Sub-custodian”) - which include but are not limited to securities held by the Funds;

-	Reconciliation of all such securities to the books and records of the Funds and the Custodian;

-	Reconciliation of all such securities between the records of the Custodian and Sub-custodian;

-	Inspection of subsequent cash statements evidencing settlement of all open trades of the Funds; and

-	Agreement of a sample of security purchases and security sales or maturities for each fund from the books and records of the Funds to trade tickets.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds’ compliance with the specified requirements.

In our opinion, management’s assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2020 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than the specified parties.

/s/ PricewaterhouseCoopers LLP

February 25, 2021

Attachment A

Hancock Horizon Funds	Period

Hancock Horizon Louisiana Tax-Free Income Fund	9/30/2020 – 12/31/2020
Hancock Horizon Mississippi Tax-Free Income Fund	9/30/2020 – 12/31/2020
Hancock Horizon Diversified Income Fund	9/30/2020 – 12/31/2020
Hancock Horizon Burkenroad Small Cap Fund	9/30/2020 – 12/31/2020
Hancock Horizon Diversified International Fund	9/30/2020 – 12/31/2020
Hancock Horizon Dynamic Asset Allocation Fund	9/30/2020 – 12/31/2020
Hancock Horizon International Small Cap Fund	9/30/2020 – 12/31/2020
Hancock Horizon Microcap Fund	9/30/2020 – 12/31/2020

Permit Report
Fund Name	State	Registration	File Number
The Advisors’ Inner Circle Fund II

	California	Annual	505 7356

	Colorado	Annual	IC 1995 08 501

	Georgia	Annual	SC-MF-020269

	Guam	Annual	2008-7233

	Illinois	Annual	60004987

	Indiana	Annual	93-0548 IC

	Minnesota	Annual	R-36888.2

	North Carolina	Annual	3326

	Pennsylvania	Annual	1993-02-003MF

	Virginia	Annual	117018

	US Virgin Islands	Annual

	Wyoming	Other	18723

Hancock Horizon Family of Funds Prospectus

	Kentucky	Annual	60017729

	Louisiana	Annual	158114

	New Jersey	Annual	BEM-4246

	Ohio	Other	BE1211278

	Utah	Annual	007-0874-61

Hancock Horizon Family of Funds Prospectus

	Louisiana	Annual	167046

Burkenroad Small Cap Fund

	Alaska	Annual	60053198

	Alabama	Annual	30176

	Arkansas	Annual	60016657

	Connecticut	Annual	1023325

	Delaware	Annual

	Hawaii	Annual

	Idaho	Annual	58005

	Kansas	Annual	2004S0000183

	Missouri	Annual

	Nevada	Annual

	New York	Other	S30-33-10

	Oregon	Annual	2005-194

	Rhode Island	Annual	MF15743
	South Carolina	Annual

Burkenroad Small Cap Fund - Class A Shares

	Arizona	Annual	39766

	District of Columbia	Annual	60022980

	Iowa	Annual	I-59260

	Massachusetts	Annual

	Maryland	Annual	SM20032037

	Maine	Annual	10007145

	Michigan	Annual	944053

	Mississippi	Annual	60006348

	Montana	Annual	53948

	North Dakota	Annual	AP252

	Nebraska	Annual	75265

	New Hampshire	Annual	MF05-0033586

	New Mexico	Annual	19233

	Oklahoma	Annual	SE-2190459

	Puerto Rico	Annual	S-29158

	South Dakota	Annual	33249

	Tennessee	Annual	RN2016B-0360

	Texas	Good Until Sold	C68047

	Vermont	Annual	02/15/05-01

	Washington	Other	60038199

	Wisconsin	Annual	489962-03

	West Virginia	Good Until Sold	MF 51603

Burkenroad Small Cap Fund - Class D Shares

	Arizona	Annual	53695

	District of Columbia	Annual	60037127

	Iowa	Annual	I-65540

	Massachusetts	Annual

	Maryland	Annual	SM20022299

	Maine	Annual	10035014

	Michigan	Annual	958302

	Mississippi	Annual	60006349

	Montana	Annual	66741

	North Dakota	Annual	AU036

	Nebraska	Annual	64530

	New Hampshire	Annual	MF11-0085884

	New Mexico	Annual	42142

	Oklahoma	Annual	SE-2181393

	Puerto Rico	Annual	S-29158-1

	South Dakota	Annual	34077

	Tennessee	Annual	RN2016B-0360

	Texas	Good Until Sold	C 68048

	Vermont	Annual	BEVT-529

	Washington	Other	60041484

	Wisconsin	Annual	452021

	West Virginia	Good Until Sold	MF 67021

Burkenroad Small Cap Fund - Institutional Class Shares

	Arizona	Annual

	District of Columbia	Annual	60060748

	Iowa	Annual	I-96789

	Massachusetts	Annual

	Maryland	Annual	SM20161475

	Maine	Annual	10051038

	Michigan	Annual	981721

	Mississippi	Annual	60075260

	Montana	Annual	100325

	North Dakota	Annual	CF815

	Nebraska	Annual	107274

	New Hampshire	Annual	MF16-0083587

	New Mexico	Annual	56624

	Oklahoma	Annual	SE-2227556

	Puerto Rico	Annual	S-29158-2

	South Dakota	Annual	69945

	Tennessee	Annual	N2016B-0635

	Texas	Good Until Sold	C 115782

	Vermont	Annual	6/01/16-03

	Washington	Other	60075998

	Wisconsin	Annual	772397-03

	West Virginia	Good Until Sold	92519

Hancock Horizon Diversified International Fund

	Alaska	Annual	60061798

	Alabama	Annual	38522

	Arkansas	Annual	60021877

	Connecticut	Annual	1052721

	Delaware	Annual

	Hawaii	Annual

	Idaho	Annual	63298

	Kansas	Annual	2009S0000347

	Missouri	Annual	2008-02005

	Nevada	Annual

	New York	Other	S32-34-78

	Oregon	Annual	2008-1632

	Rhode Island	Annual

	South Carolina	Annual	MF17757

Hancock Horizon Diversified International Fund - Class A Shares

Arizona	Annual	52250

District of Columbia	Annual	60034907

Iowa	Annual	I-70726

Massachusetts	Annual

Maryland	Annual	SM20082592

Maine	Annual	10020970

Michigan	Annual	955550

Mississippi	Annual	60049337

Montana	Annual	64501

North Dakota	Annual	BC668

Nebraska	Annual	73986

New Hampshire	Annual	MF08-0045130

New Mexico	Annual	30534

Oklahoma	Annual	SE-2183498

Puerto Rico	Annual	S-36209

South Dakota	Annual	44609

Tennessee	Annual	RN2016B-0360

Texas	Good Until Sold	C 88571

Vermont	Annual	09/30/08-18

Washington	Other	60049797

Wisconsin	Annual	538834-03

West Virginia	Good Until Sold	MF 64018

Hancock Horizon Diversified International Fund - Class C Shares

Arizona	Annual	64750

District of Columbia	Annual	60055722

Iowa	Annual	I-91009

Massachusetts	Annual

Maryland	Annual	SM20143479

Maine	Annual	10044793

Michigan	Annual	975968

Mississippi	Annual	60049338

Montana	Annual	83672

North Dakota	Annual	CA115

Nebraska	Annual	73987

New Hampshire	Annual	MF08-0032775

New Mexico	Annual	50936

Oklahoma	Annual	SE-2183499

Puerto Rico	Annual	S-36209-2

South Dakota	Annual	64250

Tennessee	Annual	RN2016B-0360

Texas	Good Until Sold	C 110015

Vermont	Annual	BEVT-3594

	Washington	Other	60070264

	Wisconsin	Annual	719928-03

	West Virginia	Good Until Sold	86237

Hancock Horizon Diversified International Fund - Institutional Class Shares

	Arizona	Annual	57407

	District of Columbia	Annual	60043904

	Iowa	Annual	I-79411

	Massachusetts	Annual

	Maryland	Annual	SM20111925

	Maine	Annual	10031761

	Michigan	Annual	964191

	Mississippi	Annual	60049341

	Montana	Annual	75156

	North Dakota	Annual	BL879

	Nebraska	Annual	73988

	New Hampshire	Annual	MF08-0024043

	New Mexico	Annual	39120

	Oklahoma	Annual	SE-2183502

	Puerto Rico	Annual	S-36209-1

	South Dakota	Annual	52738

	Tennessee	Annual	RN2016B-0360

	Texas	Good Until Sold	C 93487

	Vermont	Annual	08/03/11-17

	Washington	Other	60054426

	Wisconsin	Annual	617397-03

	West Virginia	Good Until Sold	MF 73151

Hancock Horizon Quantitative Long/Short Fund

	Alaska	Annual	60069927

	Alabama	Annual	38523

	Arkansas	Annual	60026458

	Connecticut	Annual	1065600

	Delaware	Annual

	Hawaii	Annual

	Idaho	Annual	67939

	Kansas	Annual	2011S0001867

	Missouri	Annual	R2011-1,484

	Nevada	Annual

	New York	Other	S32-99-38

	Oregon	Annual	2011-1313

	Rhode Island	Annual

	South Carolina	Annual	MF19044

Hancock Horizon Quantitative Long/Short Fund - Class A Shares

Arizona	Annual	61433

District of Columbia	Annual	60043337

Iowa	Annual	I-79025

Massachusetts	Annual

Maryland	Annual	SM20111534

Maine	Annual	10031327

Michigan	Annual	963752

Mississippi	Annual	60049339

Montana	Annual	72952

North Dakota	Annual	BL498

Nebraska	Annual	73989

New Hampshire	Annual	MF08-0022908

New Mexico	Annual	38737

Oklahoma	Annual	SE-2183500

Puerto Rico	Annual	S-47442

South Dakota	Annual	52374

Tennessee	Annual	RN2016B-0360

Texas	Good Until Sold	C 96410

Vermont	Annual	06/17/11-05

Washington	Other	60058155

Wisconsin	Annual	616047-03

West Virginia	Good Until Sold	MF 72759

Hancock Horizon Quantitative Long/Short Fund - Class C Shares

Arizona	Annual	73723

District of Columbia	Annual	60055719

Iowa	Annual	I-91006

Massachusetts	Annual

Maryland	Annual	SM20143477

Maine	Annual	10044790

Michigan	Annual	975966

Mississippi	Annual	60049340

Montana	Annual	83673

North Dakota	Annual	CA116

Nebraska	Annual	73990

New Hampshire	Annual	MF08-0039822

New Mexico	Annual	50933

Oklahoma	Annual	SE-2183501

Puerto Rico	Annual	S-48427

South Dakota	Annual	64251

Tennessee	Annual	RN2016B-0360

Texas	Good Until Sold	C 104995

Vermont	Annual	BEVT-3591

Washington	Other	60070262

Wisconsin	Annual	715703-03

West Virginia	Good Until Sold	86234

Hancock Horizon Quantitative Long/Short Fund - Institutional Class Shares

Arizona	Annual	73724

District of Columbia	Annual	60055721

Iowa	Annual	I-91008

Massachusetts	Annual

Maryland	Annual	SM20143478

Maine	Annual	10044792

Michigan	Annual	974910

Mississippi	Annual	60049342

Montana	Annual	83678

North Dakota	Annual	CA117

Nebraska	Annual	73991

New Hampshire	Annual	MF08-0025231

New Mexico	Annual	50935

Oklahoma	Annual	SE-2183503

Puerto Rico	Annual	S-48427-1

South Dakota	Annual	64252

Tennessee	Annual	RN2016B-0360

Texas	Good Until Sold	C 109846

Vermont	Annual	BEVT-3593

Washington	Other	60068720

Wisconsin	Annual	715704-03

West Virginia	Good Until Sold	86236

Hancock Horizon Mississippi Tax Free Income Fund

Alabama	Annual	43303

Hancock Horizon Mississippi Tax Free Income Fund - Class A

Mississippi	Annual	60056157

Montana	Annual	83674

Nebraska	Annual	86210

New Hampshire	Annual	MF12-0084208

Oklahoma	Annual	SE-2209384

Hancock Horizon Mississippi Tax Free Income Fund - Class C

Mississippi	Annual	60064124

Montana	Annual	87322

Nebraska	Annual	97261

New Hampshire	Annual	MF13-0083253

Oklahoma	Annual	SE-2213386

Hancock Horizon Mississippi Tax Free Income Fund - Trust Cl

Mississippi	Annual	60056152

Montana	Annual	83675

Nebraska	Annual	86211

New Hampshire	Annual	MF12-0084209

Oklahoma	Annual	SE-2209385

Hancock Horizon Louisiana Tax Free Income Fund - Class A

Mississippi	Annual	60056250

Montana	Annual	83676

Nebraska	Annual	86208

New Hampshire	Annual	MF12-0084210

Oklahoma	Annual	SE-2209386

Hancock Horizon Louisiana Tax Free Income Fund - Class C

Montana	Annual	87321

Nebraska	Annual	97263

New Hampshire	Annual	MF13-0083254

Oklahoma	Annual	SE-2213387

Hancock Horizon Louisiana Tax Free Income Fund - Institutional Class Shares

Mississippi	Annual	60056251

Montana	Annual	83677

Nebraska	Annual	86209

New Hampshire	Annual	MF12-0084211

Oklahoma	Annual	SE-2209387

Hancock Horizon Diversified Income Fund

Alaska	Annual	60077341

Alabama	Annual	45610

Arkansas	Annual	60030665

Connecticut	Annual	1076983

Delaware	Annual

Hawaii	Annual

Idaho	Annual	72176

Kansas	Annual	2014S0000292

Missouri	Annual	R2013-2,457

Nevada	Annual

New York	Other	S33-33-57

Oregon	Annual	2013-1593

Rhode Island	Annual

South Carolina	Annual	MF20160

Hancock Horizon Diversified Income Fund - Class A Shares

Arizona	Annual

District of Columbia	Annual	60051143

Iowa	Annual	I-86205

Massachusetts	Annual

Maryland	Annual	SM20132088

Maine	Annual	10039732

Michigan	Annual	971167

Mississippi	Annual	60061817

Montana	Annual	88151

North Dakota	Annual	BV609

Nebraska	Annual	97712

New Hampshire	Annual	MF13-0084360

New Mexico	Annual	46216

Oklahoma	Annual	SE-2214349

Puerto Rico	Annual	S-45733

South Dakota	Annual	59715

Tennessee	Annual	RN2016B-0360

Texas	Good Until Sold	C 101711

Vermont	Annual	BEVT-2036

Washington	Other	60065542

Wisconsin	Annual	679109-03

West Virginia	Good Until Sold	81740

Hancock Horizon Diversified Income Fund - Class C Shares

Mississippi	Annual	60061818

Montana	Annual	88152

Nebraska	Annual	97711

New Hampshire	Annual	MF13-0084361

Oklahoma	Annual	SE-2214350

Texas	Good Until Sold	C 101712

Hancock Horizon Diversified Income Fund - Institutional Class Shares

Arizona	Annual

District of Columbia	Annual	60054481

Iowa	Annual	I-89718

Massachusetts	Annual

Maryland	Annual	SM20142201

Maine	Annual	10043331

Michigan	Annual	974658

Mississippi	Annual	60061819

Montana	Annual	88153

North Dakota	Annual	BY877

Nebraska	Annual	97713

New Hampshire	Annual	MF13-0084362

New Mexico	Annual	47449

Oklahoma	Annual	SE-2214351

Puerto Rico	Annual	45733-1

South Dakota	Annual	63045

Tennessee	Annual	RN2016B-0360

Texas	Good Until Sold	C 101713

Vermont	Annual	BEVT-3114

Washington	Other	60068963

Wisconsin	Annual	708523-03

West Virginia	Good Until Sold	84683

Hancock Horizon U.S. Small Cap Fund

Alabama	Annual	48038

Hancock Horizon U.S. Small Cap Fund - Class A Shares

Michigan	Annual	973006

Mississippi	Annual	60066255

Tennessee	Annual	RN2016B-0360

Texas	Good Until Sold	C 106480

Hancock Horizon U.S. Small Cap Fund - Class C Shares

Mississippi	Annual	60066256

Texas	Good Until Sold	C 106482

Hancock Horizon U.S. Small Cap Fund - Institutional Class Shares

Michigan	Annual	973285

Mississippi	Annual	60066257

Nebraska	Annual	100379

Texas	Good Until Sold	C 106481

Hancock Horizon International Small Cap Fund

Alabama	Annual	50942

Hawaii	Annual

Missouri	Annual	R2015-1,970

Hancock Horizon International Small Cap Fund - Class A Shares

Mississippi	Annual	60071533

Texas	Good Until Sold	C 111811

Washington	Other	60072147

West Virginia	Good Until Sold	89998

Hancock Horizon International Small Cap Fund - Class C Shares

Mississippi	Annual	60071534

Texas	Good Until Sold	C 111812

Washington	Other	60072148

West Virginia	Good Until Sold	89999

Hancock Horizon International Small Cap Fund - Institutional Class Shares

Mississippi	Annual	60071535

Texas	Good Until Sold	C 111813

Washington	Other	60072149

West Virginia	Good Until Sold	90000

Hancock Horizon Microcap Fund

Alabama	Annual	50943

Hawaii	Annual

Missouri	Annual	R2015-1,971

Hancock Horizon Microcap Fund - Class A Shares

Mississippi	Annual	60071540

Texas	Good Until Sold	C 111818

Washington	Other	60072154

West Virginia	Good Until Sold	90010

Hancock Horizon Microcap Fund - Class C Shares

Mississippi	Annual	60071538

Texas	Good Until Sold	C 111816

Washington	Other	60072152

West Virginia	Good Until Sold	90005

Hancock Horizon Microcap Fund - Institutional Class Shares

Mississippi	Annual	60071536

Texas	Good Until Sold	C 111814

Washington	Other	60072150

West Virginia	Good Until Sold	90002

Hancock Horizon Dynamic Asset Allocation Fund

Alabama	Annual	50944

Hawaii	Annual

Missouri	Annual	R2015-1,972

Hancock Horizon Dynamic Asset Allocation Fund - Class A Shares

Mississippi	Annual	60071537

Texas	Good Until Sold	C 111815

Washington	Other	60072151

West Virginia	Good Until Sold	90003

Hancock Horizon Dynamic Asset Allocation Fund - Class C Shares

Mississippi	Annual	60071539

Texas	Good Until Sold	C 111817

Washington	Other	60072153

West Virginia	Good Until Sold	90008

Hancock Horizon Dynamic Asset Allocation Fund - Institutional Class Shares

Mississippi	Annual	60071541

Texas	Good Until Sold	C 111819

Washington	Other	60072155

West Virginia	Good Until Sold	90013